Exhibit 99.3

WhiteFiber Announces Closing of Upsized $310.0 Million Convertible Senior Notes Offering

NEW YORK, August 21, 2026 — WhiteFiber, Inc. (Nasdaq: WYFI) (“WhiteFiber” or the “Company”), a provider of artificial intelligence (“AI”) infrastructure and high-performance computing (“HPC”) solutions, today announced the closing of its previously announced upsized private placement (the “offering”) of $310.0 million principal amount of 5.00% Convertible Senior Notes due 2032 (the “notes”), including the exercise in full of the initial purchasers’ option to purchase up to an additional $40.0 million principal amount of notes.

The notes were issued with an initial conversion price of approximately $33.84 per share, representing a premium of approximately 25% over the last reported sale price of the Company’s ordinary shares on the Nasdaq Capital Market on August 18, 2026.

The Company received net proceeds from the offering of the notes of approximately $298.5 million, after deducting the initial purchasers’ discounts and its estimated offering expenses. The Company used approximately $118.5 million of the net proceeds from the offering to pay the cash consideration for the concurrent note exchange transactions, as described below. The remaining net proceeds from the offering are expected to be used primarily for data center expansion, including to partially fund the lease or purchase of additional property or properties on which to build additional WhiteFiber data centers, to construct those facilities, to enter into additional energy service agreements for each additional site, to purchase related equipment (including GPU servers to support WhiteFiber’s cloud business), and for potential acquisitions, partnerships and joint ventures related thereto, and for working capital and general corporate purposes.

Concurrently with the pricing of the offering, the Company entered into privately negotiated transactions with certain holders of its 4.500% Convertible Senior Notes due 2031 (the “existing notes”). Pursuant to those transactions, the Company exchanged $198.15 million in aggregate principal amount of the existing notes for an aggregate cash amount of approximately $118.5 million (including accrued and unpaid interest) and approximately 6.3 million ordinary shares, resulting in the aggregate principal amount of the existing notes outstanding being reduced to approximately $31.85 million.

Sam Tabar, Chief Executive Officer of WhiteFiber, commented:

“Completing this transaction now materially enhances our liquidity and provides greater capital certainty as we complete the first phase of NC-1 and prepare for the next phase of WhiteFiber’s colocation growth,” said Sam Tabar, Chief Executive Officer of WhiteFiber. “Together with the anticipated closing of our proposed project-level financing for NC-1, which remains subject to the completion of definitive documentation and satisfaction of customary approvals and closing conditions, we expect to be positioned to initiate site preparation and place long-lead equipment orders on the timetable required to support our target of bringing more than 100 MW of additional capacity online across our development pipeline in 2027. Advancing site readiness and procurement now is intended to reduce schedule risk and position WhiteFiber to execute long-term leases with high-quality customers for that capacity during the fourth quarter of 2026. This represents the next step in our strategy of converting our development pipeline into contracted, financeable capacity and reinvesting capital to scale the platform.”

The notes were offered only to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act. The offer and the sale of the notes and the ordinary shares of the Company issuable upon conversion of the notes or in connection with the note exchange transactions, have not been and will not be registered under the Securities Act of 1933, as amended, any state securities laws or the securities laws of any other jurisdiction, and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release is neither an offer to sell nor a solicitation of an offer to buy any of these securities nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification thereof under the securities laws of any such state or jurisdiction.

About WhiteFiber, Inc.

WhiteFiber is a provider of AI infrastructure solutions. WhiteFiber owns HPC data centers and provides cloud services to customers. Our vertically integrated model combines specialized colocation, hosting, and cloud services engineered to maximize performance, efficiency, and margin for generative AI workloads.

Forward-Looking Statements

Statements in this press release about future expectations, plans, and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “look forward to,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Such forward-looking statements include, among others, statements relating to WhiteFiber’s expectations regarding the expected use of proceeds from the notes offering.

Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks and uncertainties associated with market conditions, as well as discussions of potential risks, uncertainties and other factors discussed in the section entitled “Risk Factors” in WhiteFiber’s Annual Report on Form 10-K, as well as those discussed in WhiteFiber’s subsequent filings with the U.S. Securities and Exchange Commission. By their nature, forward-looking statements are not statements of historical fact or guarantees of future performance and are subject to risks, uncertainties, assumptions or changes in circumstances that are difficult to predict or quantify. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investing in our securities involves a high degree of risk. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond WhiteFiber’s control. Any forward-looking statements contained in this press release speak only as of the date hereof. WhiteFiber specifically disclaims any obligation to update any forward-looking statement, whether due to new information, future events, or otherwise. Readers should not rely upon the information on this page as current or accurate after its publication date.

Contacts for WhiteFiber

Investor Contact: IR@whitefiber.com